SUB-ITEM 77C

The shareholders of the MFS Core Growth Fund (the "Fund"), a series of MFS Series Trust I (the "Trust"), held a special meeting of shareholders on August 11, 2011. Shareholders represented in person or by proxy voted as follows:



Proposal 1: Approval of the Agreement and Plan of Reorganization providing for the transfer of the assets of MFS Core Growth Fund to MFS Growth Fund, in exchange solely for shares of beneficial interest in MFS Growth Fund and the assumption by MFS Growth Fund of the liabilities of MFS Core Growth Fund, and the distribution of MFS Growth Fund shares to the shareholders of MFS Core Growth Fund in complete liquidation and termination of MFS Core Growth Fund.





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|           |Number of Dollars|% of Outstanding Dollars|% of Dollars Voted|
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|Affirmative|  917,886,949.151|                 56.497%|           95.034%|
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|Against    |   21,535,460.576|                  1.326%|            2.230%|
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|Abstain    |   26,424,309.114|                  1.626%|            2.736%|
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| TOTAL     |  965,846,718.841|                 59.449%|           100.00%|
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